SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Pluralsight, Inc.

(Name of Registrant as Specified In Its Charter)

Eminence Capital, LP
Ricky C. Sandler

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:
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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PROXY ADVISORY FIRM GLASS LEWIS RECOMMENDS PLURALSIGHT SHAREHOLDERS VOTE EMINENCE’S GOLD PROXY CARD “AGAINST” PROPOSED TRANSACTION WITH VISTA EQUITY PARTNERS

Independent Proxy Advisory Firm, ISS, Recommends Pluralsight Shareholders Vote GOLD “Against” Transaction with Vista

Eminence Urges Pluralsight Shareholders to Vote GOLD “Against” the Vista Transaction at the

Special Meeting Scheduled for March 2

NEW YORK – February 22, 2021 – Eminence Capital, LP (“Eminence”), the beneficial owner of approximately 6 million shares of Class A Common Stock of Pluralsight, Inc. (“Pluralsight” or the “Company”) (NYSE: PS), representing approximately 4.85% of the Company’s outstanding shares, today announced that Glass, Lewis & Co., LLC (“Glass Lewis”), one of the nation’s leading independent proxy advisory firms, has recommended that Pluralsight shareholders vote the GOLD proxy card AGAINST the proposed transaction with Vista Equity Partners at the Company’s Special Meeting scheduled for March 2, 2021. Glass Lewis’s recommendation follows Institutional Shareholder Services Inc.’s (“ISS”) recommendation that Pluralsight shareholders VOTE AGAINST the proposed transaction.

Ricky Sandler, Eminence’s Chief Executive Officer and Chief Investment Officer, said, “We are pleased that the two leading proxy advisory firms, ISS and Glass Lewis, recognize that Pluralsight conducted a flawed sales process resulting in a transaction that deprives shareholders of substantial potential future value creation. We encourage all shareholders to follow ISS’s and Glass Lewis’s recommendations to vote the GOLD card against the proposed transaction.”

In making its recommendation, Glass Lewis* noted:

•	“We find significant cause for concern with certain aspects of the sale process that lead us to believe it was not as thorough and robust as the Company claims and that cause us to question the effectiveness of the outcome for Pluralsight shareholders.”
•	“The proposed transaction appears to have been accepted by the transaction committee and the board without giving sufficient weight to the potential benefits of Pluralsight continuing as a stand-alone entity, including given the highs at which Pluralsight shares traded in the months prior to commencement of the sale process, including closing above $22 per share as recently as August 5, 2020, and given management’s optimistic statements regarding the Company’s growth prospects prior to commencement of the sale process.”
•	“We question whether the board has taken sufficient steps to safeguard against potential conflicts of interest and to ensure independence in the sale process.”
•	“We believe the change of control payment associated with the [Tax Receivable Agreement] represents a material factor that could have deterred other parties from bidding and, without the knowledge that it could or would be negotiated to significantly reduce the amount of the payment, we do not believe the sale process provided a reasonable opportunity for alternative parties to make competitive bids on the same footing as Vista.”
•	“We believe Eminence and Akaris make a reasonable case that the proposed transaction undervalues the Company based on peer trading multiples and multiples paid in precedent transactions. In our view, the trading multiples of peer companies with similar growth and margin profiles as Pluralsight can be used to justify a significantly higher valuation for the Company.”

•	“Given that the Company went on to achieve actual Q4 2020 billings growth of +18%, we believe the guidance provided on November 5, 2020 likely had the impact of artificially depressing the share price, and we question using implied premiums based on this depressed share price as the basis for supporting the proposed transaction.”
•	“We find that the sale process appears to have favored Vista over other potential buyers and did not provide alternative parties with a reasonable opportunity to submit proposals on the same timeline and with the benefit of the same information that was available to Vista. Given its numerous shortcomings, we question whether the process succeeded in achieving the more favorable offer available for Pluralsight shareholders.”
•	“We do not believe the proposed purchase price provides fair or compelling value to Pluralsight shareholders, including based on the implied market premium and valuations implied by peer trading multiples and multiples paid in precedent transactions.”
•	“We do not believe the proposed transaction is fair to Pluralsight shareholders and, in the absence of improved offer terms, we believe shareholders would be better served by rejecting the proposed transaction and the Company continuing on a stand-alone basis.”

*Eminence has neither sought nor obtained consent from Glass Lewis to use previously published information in this press release.

Important Information

Eminence Capital, LP (“Eminence”) and Ricky C. Sandler (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GOLD proxy to be used in connection with the solicitation of proxies from the shareholders of Pluralsight, Inc. (the “Company”).  All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GOLD proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, available at no charge at http://www.okapivote.com/Eminence/ as well as on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on February 17, 2021. This document is available free of charge from the sources indicated above.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Eminence disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Eminence has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties.  Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

About Eminence Capital, LP

Eminence is a global asset management firm founded in 1999 that currently manages approximately $7.8 billion. Eminence’s investment approach is anchored in bottom up fundamental research seeking to identify “quality value” investment opportunities that are likely to undergo a positive change in investor perception.

Contacts:

Media:

Jonathan Gasthalter/Grace Cartwright

Gasthalter & Co.

(212) 257-4170

Investors:

Bruce Goldfarb/Chuck Garske

Okapi Partners LLC

(212) 297-0720